SUBSIDIARIES OF REGISTRANT


                                                          % of
                                    State of
         Name                       Ownership         Incorporation

Sandata Inteck, Inc.                100%                  Delaware

Sandata Spectrum, Inc.              100%                  Delaware

Sandsport Data Services, Inc.       100%                  New York

Sandata Home Health Systems, Inc.   100%                  Delaware

SanTrax Systems, Inc.               100%                  New York

SanTrax Productivity, Inc.          100%                  Delaware